Exhibit 4.5

Equity Commitment Letter

Meridian Aviation Partners Limited
West Pier Business Campus
Dun Laoghaire
County Dublin, A96 N6T7
Ireland

February 28, 2018

Fly Leasing Limited
West Pier Business Campus
Dun Laoghaire
County Dublin, A96 N6T7
Ireland

Ladies and Gentlemen:

Reference is made to (i) that certain Share Purchase Agreement (the “Share Purchase Agreement”), dated as of February 28, 2018, among Asia Aviation Capital Limited, as vendor, Fly Aladdin Holdings Limited, as purchaser, Fly Leasing Limited (the “Company”), as purchaser guarantor, and AirAsia Berhad, a company incorporated and existing under the laws of Malaysia (“AAB”), and (ii) that certain Subscription Agreement (the “Subscription Agreement”), dated as of February 28, 2018, among the Company, Asia Aviation Capital Limited, a limited liability company incorporated and existing under the laws of Malaysia (“AACL”) and AAB (the “Guarantor”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Share Purchase Agreement.

1.
Meridian Aviation Partners Limited (the “Investor”) agrees and commits (the “Commitment”) that following and subject to the terms and conditions set forth below and as otherwise may be agreed by the parties hereto, acting reasonably, the Investor will, and/or will cause one or more of its affiliates or co-investors to, purchase, from the Company, 666,667 American Depositary Shares (each, an “ADS” and collectively, “ADSs”) representing the Company’s common shares, par value $0.001 per share (“Common Shares”), at a price of $15.00 per ADS; provided, however, that in the event that AACL purchases ADSs from the Company pursuant to the Subscription Agreement (as amended to the date of such purchase) at a price of less than $15.00 per ADS (i) before the Investor’s purchase of ADSs, then the price at which the Investor shall purchase ADSs pursuant to the Commitment shall be such reduced price, and (ii) after the Investor’s purchase of ADSs, then the Company shall issue additional Common Shares underlying ADSs, and shall cause the Investor to receive additional ADSs, such that the aggregate price paid by the Investor per ADS shall be no greater than the price paid by AACL per ADS.

2.
The Investor’s obligations under this letter agreement to purchase the ADSs are subject to the satisfaction of each of the following conditions: (a) the valid execution and delivery of the Share Purchase Agreement by the parties thereto; (b) the Share Purchase Agreement having not been amended or modified, or any provision thereof waived, in any manner adverse to the Investor, without the prior written consent of the Investor; (c) the execution and delivery of definitive documentation relating to the sale of the ADSs contemplated hereby, in a form reasonably satisfactory to the Investor and the Company, including a lock-up agreement on the terms set forth in Section 3 below and a registration rights agreement in customary form, (d) delivery by the Company’s legal counsel to the Investor of a written private placement opinion, subject to reasonable or customary assumptions, qualifications and conditions as may be reasonably acceptable to the Investor, (e) the completion of the transactions contemplated to occur on the Initial Transfer Date under the Share Purchase Agreement, and (f) the substantially contemporaneous purchase by Summit Aviation Partners LLC of a like number of ADSs at the same price per ADS.

3.
Upon, and subject to, the Investor’s purchase of the ADSs, the Investor and the Company agree that (i) the restrictions on transfer set forth in Section 7.5(b) of the Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of November 30, 2012, by and among the Company, the persons set forth on Schedule I thereto under the heading “Onex Investors” (together with the Investor, the “Onex Investors”), and Summit Aviation Partners LLC, a Delaware limited liability company, as amended, supplemented or modified from time to time, shall be terminated, and (ii) all ADSs acquired by the Onex Investors pursuant to the Securities Purchase Agreement or upon the issuance of the ADSs contemplated by this letter agreement shall be subject to a 180-day lock-up on customary terms, commencing on the date of the issuance of the ADSs contemplated by this letter agreement.

4.	All obligations under this letter agreement shall expire automatically and immediately upon the valid termination of the Share Purchase Agreement prior to the Initial Transfer Date.

5.
The Investor hereby represents and warrants to the Company as follows: (a) the Investor is a company duly organized, validly existing and in good standing under the laws of Ireland; (b) the Investor has taken all action necessary to execute and deliver this letter agreement; (c) the execution, delivery and performance of this letter agreement does not contravene any provision of the Investor’s certificate of incorporation, partnership agreement, operating agreement or similar organizational document or any law binding on the Investor or its assets; (d) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental entity necessary for the due execution, delivery and performance of this letter agreement by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement; (e) this letter agreement has been duly authorized, executed and delivered by the Investor and constitutes the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (f) for so long as this letter agreement shall remain in effect in accordance with its terms, the Investor shall have the cash on hand, availability under committed credit facilities and/or capital commitments available to be called to pay and perform its obligations under this letter agreement, and all funds necessary for the Investor to fulfill its obligations under this letter agreement shall remain available to the Investor.

6.
The Company hereby represents and warrants to the Investor as follows: (a) the Company is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda; (b) the Company has taken all action necessary to execute and deliver this letter agreement; (c) the execution, delivery and performance of this letter agreement does not contravene any provision of the Company’s memorandum of association or bye-laws or any law binding on the Company or its assets; (d) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental entity necessary for the due execution, delivery and performance of this letter agreement by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement; (e) this letter agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (f) the Common Shares, when issued and delivered in accordance with the terms of this letter agreement for the consideration expressed herein, will be duly and validly authorized and issued, will be fully paid and nonassessable, will not be issued in violation of any preemptive or similar rights, and will be free and clear of all encumbrances (including any restrictions on transfer), other than restrictions under applicable state and federal securities laws and this letter agreement.

7.
Notwithstanding anything that may be expressed or implied in this letter agreement, no person other than the Investor shall have any obligation hereunder or in connection with the transactions contemplated hereby and, notwithstanding that the Investor may be a partnership or limited liability company, no person has any right of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future (direct or indirect) equity holder, controlling person, director, officer, employee, agent, affiliate, incorporator, member, manager, general or limited partner, representative, advisor, lender or successor or assignee of the Investor or any former, current or future (direct or indirect) equity holder, controlling person, director, officer, employee, agent, affiliate, incorporator, member, manager, general or limited partner, representative, advisor, lender or successor or assignee of the foregoing (such persons, collectively, but excluding the Investor itself, the “Non-Recourse Parties”), whether by the enforcement of any judgment, fine, penalty or assessment or by any legal or equitable proceedings, or by virtue of any applicable law. The parties hereto expressly agree and acknowledge that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligations of the Investor under this letter agreement or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.

8.
This letter agreement may not be amended or otherwise modified without the prior written consent of the parties hereto. This letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Investor or any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other, with respect to the transactions contemplated hereby.

9.
This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to choice of laws or conflict of laws provisions thereof that would require the application of the laws of any other jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.
This letter agreement shall inure to the benefit of and be binding upon the parties hereto. Nothing in this letter agreement, express or implied, is intended to, nor does it, confer (a) upon any person other than the parties hereto any rights or remedies under, or by reason of, or any rights to enforce or cause the Company to enforce, the Commitment or any provisions of this letter agreement or (b) upon any person any rights or remedies against any person other than the parties hereto (and their respective permitted assignees) under or by reason of this letter agreement; provided, that the Non-Recourse Parties are express third-party beneficiaries of Section 7 of this letter agreement and shall be entitled to enforce the provisions of Section 7. Without limiting the foregoing, the Company’s creditors shall have no right to specifically enforce this letter agreement or to cause the Company to enforce this letter agreement.

11.
The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this letter agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions hereof.  The rights and remedies provided in this letter agreement are cumulative and not exclusive of any rights or remedies (whether provided by law or otherwise).  Additionally, each party hereto irrevocably waives (a) any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor and (b) any requirement under law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

12.
The Investor may assign all or any of its rights and obligations under this letter agreement to any of its affiliates or any affiliate of Onex Partners III LP.  Subject to the foregoing sentence, neither party nor its affiliates shall assign, transfer, charge or otherwise deal with all or any of its rights under this letter agreement nor grant, declare, create or dispose of any right or interest in it.  Any purported assignment in contravention of this Section 12 shall be void.

13.
All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) three (3) business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) business day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13):

If to the Investor:

Meridian Aviation Partners Limited
West Pier Business Campus
Dun Laoghaire
County Dublin, A96 N6T7, Ireland
Attention: Tawfiq Popatia

and

c/o Onex Partners Advisor LP
161 Bay Street
Toronto, ON M5J 2 S1
Attention: Tawfiq Popatia

with copies to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Telecopy:  (212) 859-4000
Attention:  Christopher Ewan, Esq. and David Shaw, Esq.

If to the Company:

Fly Leasing Limited
West Pier Business Campus
Dun Laoghaire
County Dublin, A96 N6T7, Ireland
Telecopy:  +353-1-231-1901
Attention: Chief Executive Officer

with a copy to:

Jones Day
250 Vesey Street
New York, NY 10281
Telecopy: (212) 755-7306
Attention: Boris Dolgonos

14.
This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature page follows]

Very truly yours,

MERIDIAN AVIATION PARTNERS LIMITED

By:	/s/ Jonathan Mueller
Name: Jonathan Mueller
Title: Director

Accepted and agreed as of the date first written above:

FLY LEASING LIMITED

By:	/s/ Colm Barrington
Name: Colm Barrington
Title: Chief Executive Officer